Partnership Contact:
Bradley W. Harris
(614) 643-0314
ir@OxfordResources.com
Oxford Resource Partners, LP Reports
Third Quarter 2014 Financial Results

COLUMBUS, Ohio, October 30, 2014 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced third quarter 2014 financial results.
Third Quarter 2014 Results
Adjusted EBITDA1 was $26.9 million for the third quarter of 2014 compared to $11.0 million for the third quarter of 2013. The increase was driven by $19.5 million of legal settlement proceeds received in the third quarter of 2014, compensating the Partnership for lost profits on coal sales resulting from the wrongful termination of a coal supply agreement with a former customer. Cash coal sales revenue increased 2.8 percent to $52.16 per ton for the third quarter of 2014 from $50.74 per ton for the third quarter of 2013. For the third quarter of 2014, cash cost of coal sales increased by 4.4 percent to $46.29 per ton from $44.34 per ton for the third quarter of 2013, primarily due to lower volume and higher costs of transportation, diesel fuel and employee compensation. Cash margins decreased 8.3 percent to $5.87 per ton for the third quarter of 2014 from $6.40 per ton for the third quarter of 2013.
Net income was $9.4 million for the third quarter of 2014 compared to a net loss of $5.1 million for the third quarter of 2013. Adjusted Net Loss2 was $10.3 million for the third quarter of 2014, when excluding the $19.5 million in proceeds representing lost profits on coal sales, and a $0.2 million gain relating to the change in fair value of warrants. Adjusted Net Loss was $10.1 million for the third quarter of 2013, when excluding a $2.7 million gain relating to the change in fair value of warrants, $1.3 million in lost profits on coal sales proceeds, a $1.1 million gain on disposal of assets, and $0.2 million of restructuring expenses.
“The mild summer weather adversely impacted our third quarter sales results. Customer stockpiles have been near capacity, resulting in delayed shipments,” said Oxford’s President and Chief Executive Officer, Charles C. Ungurean. “We anticipate that volumes will return to more normal levels in the fourth quarter.”
“Oxford is very excited about the recently announced transactions with Westmoreland Coal Company,” Ungurean continued. “Their proposed acquisition of our general partner and a substantial percentage of our limited partnership, together with our restructuring and Westmoreland’s contribution of revenue enhancing assets, will create significant opportunities for our public unitholders, including the reinstatement of cash distributions. Oxford will become the MLP vehicle for Westmoreland, to which it intends to continue to contribute MLP-appropriate assets, allowing Westmoreland to realize additional value for its shareholders as well. This is a great opportunity for both companies and we are thrilled to be joining with Westmoreland.”
_________________________________________________________________________________________________________________________________________
1The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, the most comparable GAAP financial measure, are included in a table presented near the end of this press release.

2 The definition of Adjusted Net Loss, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, the most comparable GAAP financial measure, are included in a table presented near the end of this press release.

Business Update
Oxford’s projected sales volume is 96.8 percent committed and priced for the balance of 2014, underscoring the strength of its long-term customer relationships and its strategic importance in its core region. Oxford has the ability to increase annual production by up to 0.5 million tons with little additional capital investment if additional demand materializes. For 2015, projected sales volume is 69.2 percent committed (with 21.4 percent of the projected sales volume priced and 47.8 percent of the projected sales volume unpriced).
Westmoreland Transactions
On October 16, 2014, Westmoreland Coal Company (NasdaqGM: WLB, “Westmoreland”), the Partnership and the Partnership’s general partner, Oxford Resources GP, LLC (“Oxford GP”), announced that Westmoreland will acquire Oxford GP and contribute certain royalty bearing coal reserves to the Partnership in return for common units of the Partnership. As a result, the Partnership intends to resume quarterly distributions at $0.20 per common unit (after a 12-to-1 reverse split) and refinance its existing credit facilities on better terms, including terms that allow for distributions to unitholders and additional credit capacity to fund future acquisitions. Certain lenders have agreed to provide a new credit facility for Oxford that will refinance all of Oxford’s existing debt on that basis. There will also be a one-time special distribution to the common unitholders of Oxford excluding AIM, C&T, the Warrantholders and Westmoreland. The distribution will be made to such common unitholders, on a pro rata basis, and will consist of an approximately 25% “unit dividend” of an aggregate of 202,184 additional post-reverse split common units. Following these transactions, the Partnership will continue to operate as a stand-alone, publicly-traded master limited partnership (MLP) and Westmoreland will own 77% of the fully diluted limited partner interests in the Partnership.
The transactions involving the Partnership must be approved by a majority of the outstanding Oxford common units that are not owned by Oxford GP and its affiliates and by a majority of the outstanding subordinated units. The Partnership has filed a proxy statement with the SEC for review and it is anticipated that the unitholder vote will be held in December. Upon receiving unitholder approval, all of the transactions are expected to be closed concurrent with the debt refinancing. It is anticipated that the transactions will be completed during the fourth quarter of 2014.
Subsequent Event
The Partnership’s wholly owned subsidiary, Oxford Mining Company, LLC (“OMC”), entered into an agreement with Harrison Resources, LLC (“Harrison”) and CONSOL of Ohio LLC (“CONSOL”) under which Harrison redeemed all of CONSOL’s interest in Harrison. Harrison had been a joint venture owned 51% by OMC and 49% by CONSOL, and as a result of the redemption OMC owns 100% of Harrison. Harrison acquired 876,000 tons of coal reserves from a CONSOL affiliate, and also options to purchase an aggregate of 5.6 million additional tons of coal reserves from a CONSOL affiliate. These tons are in addition to the 1.7 million tons of coal reserves already owned by Harrison. These transactions were effective as of October 1, 2014.
Liquidity
In August 2014, Oxford received legal settlement proceeds of $19.5 million, compensating the Partnership for lost profits on coal sales from the wrongful termination of a coal supply agreement with a former customer. Concurrently, Oxford amended the first lien credit facility term loan to allow the Partnership to retain $5.0 million of the proceeds in addition to the $1.9 million of professional fees and other collection costs recovered, thus enhancing liquidity by $6.9 million. Pursuant to the Financing Agreements, as amended, the balance of the proceeds, or $12.6 million, was used to make a prepayment of principal on the Partnership's first lien debt.
As of September 30, 2014, the Partnership had $7.5 million in cash and $6.7 million in available borrowing capacity on its revolving credit line. Additionally, Oxford has an option under the second lien credit facility for an additional $10 million term loan if requested and approved by the issuing second lien lender.

2014 Guidance
The Partnership provides the following updated guidance for 2014 based on its current industry outlook:
The Partnership expects to produce between 5.6 million tons and 5.7 million tons and sell between 5.7 million tons and 5.8 million tons of thermal coal. The average selling price is anticipated to be in the range of $52.25 per ton to $52.75 per ton, with an anticipated average cost in the range of $45.35 per ton to $45.85 per ton.
Adjusted EBITDA is expected to be in the range of $53.5 million to $56.5 million, including the $19.5 million of legal settlement proceeds representing lost profits on coal sales from the wrongful termination of a coal supply agreement with a former customer.
The Partnership anticipates capital expenditures of between $19.0 million and $20.0 million.
Conference Call
The Partnership will host a conference call at 10:00 a.m. Eastern Time today (October 30, 2014) to review its third quarter 2014 financial results. To participate in the call, dial (877) 703-6107 or (857) 244-7306 for international callers and provide passcode 27795081. The call will also be webcast live on the Internet in the Investor Relations section of the Partnership’s website at www.OxfordResources.com.
An audio replay of the conference call will be available for seven days beginning at 3:00 p.m. Eastern Time on October 30, 2014, and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers.  The replay passcode is 16839862.  The webcast will also be archived on the Partnership’s website at www.OxfordResources.com for 30 days following the call.
About Oxford Resource Partners, LP
Oxford Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.
For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.
Forward-Looking Statements
Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information set forth under the headings “Business Update,” "Westmoreland Transactions," "Subsequent Event," “Liquidity” and “2014 Guidance.”
These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those pertaining to carbon dioxide emissions, and other factors; significant costs imposed on the Partnership’s mining operations by extensive and frequently changing environmental laws and regulations, and greater than expected environmental regulations, costs and liabilities; legislation and regulatory and related judicial decisions and interpretations including issues pertaining to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors, including those pertaining to both mining operations and underground coal reserves that the Partnership does not operate; the potential for inaccuracies in estimates of the Partnership’s coal reserves, which could result in lower than expected revenues or higher than expected costs; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital markets conditions; risks associated with major mine-related accidents; results of litigation, including claims not yet asserted; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms.
The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Further information on risks and uncertainties is available in the Partnership’s periodic reports filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by the Partnership.
Withholding Information for Foreign Investors
This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Partnership distributions to foreign investors, when and if such distributions are made, as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Partnership distributions to foreign investors would be subject to federal income tax withholding at the highest applicable rate.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(in thousands, except for unit data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES:
Coal sales	$73,112	$84,742	$229,468	$255,226
Other revenue	21,395	2,844	25,044	9,211
Total revenues	94,507	87,586	254,512	264,437
COSTS AND EXPENSES:
Cost of coal sales:
Produced coal	64,592	68,175	196,326	202,159
Purchased coal	300	5,881	1,587	17,774
Total cost of coal sales (excluding depreciation, depletion and amortization)	64,892	74,056	197,913	219,933
Cost of other revenue	542	455	1,313	1,228
Depreciation, depletion and amortization	9,236	12,017	30,532	37,760
Selling, general and administrative expenses	3,604	3,051	10,530	13,056
Restructuring expenses	—	150	75	1,012
Gain on disposal of assets, net	—	(1,107)	(559)	(6,594)
Total costs and expenses	78,274	88,622	239,804	266,395
INCOME (LOSS) FROM OPERATIONS	16,233	(1,036)	14,708	(1,958)
INTEREST AND OTHER INCOME (EXPENSES):
Interest income	1	1	4	3
Interest expense	(7,026)	(6,808)	(20,899)	(14,146)
Change in fair value of warrants	151	2,714	1,621	565
Total interest and other expenses	(6,874)	(4,093)	(19,274)	(13,578)
NET INCOME (LOSS)	9,359	(5,129)	(4,566)	(15,536)
Net loss (income) attributable to noncontrolling interest	428	(470)	1,270	(1,120)
Net income (loss) attributable to Oxford Resource Partners, LP unitholders	9,787	(5,599)	(3,296)	(16,656)
Net income (loss) allocated to general partner	193	(112)	(66)	(333)
Net income (loss) allocated to limited partners	$9,594	$(5,487)	$(3,230)	$(16,323)

Net income (loss) per limited partner unit:
Basic	$0.39	$(0.22)	$(0.13)	$(0.74)
Diluted	0.39	(0.22)	(0.13)	(0.74)

Weighted average number of limited partner units outstanding:
Basic	24,778,680	24,587,411	24,717,697	22,159,610
Diluted	24,778,680	24,587,411	24,717,697	22,159,610

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013
(in thousands, except for unit data)
	As of	As of
	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash	$7,454	$3,089
Accounts receivable	25,176	25,850
Inventory	15,596	13,840
Advance royalties	2,940	2,604
Prepaid expenses and other assets	1,444	1,737
Total current assets	52,610	47,120
PROPERTY, PLANT AND EQUIPMENT, NET	125,150	144,426
ADVANCE ROYALTIES, LESS CURRENT PORTION	6,971	8,800
INTANGIBLE ASSETS, NET	1,017	1,188
OTHER LONG-TERM ASSETS	18,237	22,821
Total assets	$203,985	$224,355
LIABILITIES AND PARTNERS' (DEFICIT) CAPITAL
CURRENT LIABILITIES:
Accounts payable	$22,497	$23,932
Current portion of long-term debt	73,527	7,901
Current portion of reclamation and mine closure obligations	7,949	5,996
Accrued taxes other than income taxes	1,041	1,293
Accrued payroll and related expenses	2,279	3,389
Other liabilities	2,989	3,457
Total current liabilities	110,282	45,968
LONG-TERM DEBT	75,428	155,375
RECLAMATION AND MINE CLOSURE OBLIGATIONS	25,792	25,658
WARRANTS	2,978	4,599
OTHER LONG-TERM LIABILITIES	3,737	3,753
Total liabilities	218,217	235,353
PARTNERS’ DEFICIT:
Limited partners (21,055,194 and 20,867,073 units outstanding as of September 30, 2014 and December 31, 2013, respectively)	(15,358)	(13,460)
General partner (423,494 units outstanding as of September 30, 2014 and December 31, 2013)	(2,573)	(2,507)
Total Oxford Resource Partners, LP deficit	(17,931)	(15,967)
Noncontrolling interest	3,699	4,969
Total partners’ deficit	(14,232)	(10,998)
Total liabilities and partners’ deficit	$203,985	$224,355

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(in thousands)
	Nine Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,566)	$(15,536)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	30,532	37,760
Restructuring expenses	75	1,012
Change in fair value of warrants	(1,621)	(565)
Interest rate swap adjustment to market	—	(12)
Non-cash interest expense	5,770	2,238
Amortization and write-off of deferred financing costs	3,010	3,040
Non-cash equity-based compensation expense	1,383	1,090
Non-cash reclamation and mine closure expense	1,725	1,683
Amortization of below-market coal sales contracts	—	(60)
Gain on disposal of assets, net	(559)	(6,594)
Changes in assets and liabilities:
Accounts receivable	674	(8,697)
Inventory	(1,756)	489
Advance royalties	1,493	(1,265)
Restricted cash	1,109	1,429
Prepaid expenses and other assets	225	(276)
Accounts payable	(1,435)	(2,561)
Reclamation and mine closure obligations	(3,376)	(6,837)
Accrued taxes other than income taxes	(252)	(38)
Accrued payroll and related expenses	(1,110)	878
Other liabilities	(608)	(248)
Net cash from operating activities	30,713	6,930

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,513)	(12,641)
Purchase of coal reserves and land	(5)	(14)
Mine development costs	(1,896)	(2,612)
Proceeds from sale of assets	3,751	6,284
Insurance proceeds	—	3,035
Net cash from investing activities	(6,663)	(5,948)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	150,000
Payments on borrowings	(18,626)	(56,071)
Advances on line of credit	17,500	43,588
Payments on line of credit	(19,000)	(119,088)
Debt issuance costs	(341)	(9,517)
Collateral for reclamation bonds	782	(11,133)
Net cash from financing activities	(19,685)	(2,221)

NET CHANGE IN CASH	4,365	(1,239)
CASH, beginning of period	3,089	3,977
CASH, end of period	$7,454	$2,738

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA[1]
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income (loss)	$9,359	$(5,129)	$(4,566)	$(15,536)
Adjustments:
Interest expense, net of interest income	7,025	6,807	20,895	14,143
Depreciation, depletion and amortization	9,236	12,017	30,532	37,760
Change in fair value of warrants	(151)	(2,714)	(1,621)	(565)
Restructuring expenses	—	150	75	1,012
Gain on disposal of assets, net	—	(1,107)	(559)	(6,594)
Amortization of below-market coal sales contracts	—	—	—	(60)
Non-cash equity-based compensation expense	462	351	1,383	1,090
Non-cash reclamation and mine closure expense	600	625	1,725	1,683
Non-recurring costs:
Debt refinancing expenses	—	—	—	3,059
Other	336	—	1,204	(2,100)
Adjusted EBITDA	$26,867	$11,000	$49,068	$33,892

1 Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting interest, income taxes, depreciation, depletion, amortization, change in fair value of warrants, impairment and restructuring expenses, gain or loss on disposal of assets, amortization of below-market coal sales contracts, non-cash equity-based compensation expense, non-cash reclamation and mine closure expense, and certain non-recurring revenues and costs. Although Adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, we believe it is useful to management and others, such as investors and lenders, in evaluating our financial performance without regard to our financing methods, capital structure or income taxes; our ability to generate cash sufficient to pay interest and principal on our indebtedness, make distributions and fund capital expenditures; and our compliance with certain credit facility financial covenants. Because not all companies calculate Adjusted EBITDA the same way, our calculation may not be comparable to similarly titled measures of other companies.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS[2]
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income (loss)	$9,359	$(5,129)	$(4,566)	$(15,536)
Adjustments:
Restructuring expenses	—	150	75	1,012
Gain on disposal of assets, net	—	(1,107)	(559)	(6,594)
Change in fair value of warrants	(151)	(2,714)	(1,621)	(565)
Lost profits on coal sales proceeds	(19,500)	(1,317)	(19,500)	(2,439)
Legal settlement proceeds	—	—	—	(2,100)
Debt refinancing expenses	—	—	—	3,059
Write-off of deferred financing costs related to prior credit facility	—	—	—	808
Adjusted net income (loss):	$(10,292)	$(10,117)	$(26,171)	$(22,355)

2 Adjusted Net Loss is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted Net Loss as net income or loss before deducting impairment and restructuring expenses, gain or loss on disposal of assets, change in fair value of warrants, legal settlement proceeds and cost, debt financing expenses and write-off of deferred refinancing costs. Although Adjusted Net Loss is not a measure of financial performance calculated in accordance with GAAP, we believe it is useful to management and others, such as investors and lenders, in evaluating our financial performance without regard to items which are primarily non-cash and our restructuring efforts which are not typical operating activities. Because not all companies calculate Adjusted Net Loss the same way, our calculation may not be comparable to similarly titled measures of other companies.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OPERATING STATISTICS[3]
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(in thousands, except per ton amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Tons sold	1,402	1,670	4,357	5,017

Coal sales revenue per ton	$52.16	$50.74	$52.67	$50.87
Amortization of below-market coal sales contracts per ton	—	—	—	(0.01)
Cash coal sales revenue per ton	52.16	50.74	52.67	50.86
Cash cost of coal sales per ton	(46.29)	(44.34)	(45.43)	(43.84)
Cash margin per ton	$5.87	$6.40	$7.24	$7.02

3 Per ton amounts are calculated by dividing the related amount on the financial statements by the number of tons sold. Although per ton amounts are not measures of performance calculated in accordance with GAAP, we believe they are useful to management and others, such as investors and lenders, in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company's sales performance and control over costs. Because not all companies calculate these measures the same way, our calculations may not be comparable to similarly titled measures of other companies.